--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


               Date of Report (date of earliest event reported):
                                 June 30, 2000


                                 CHIPPAC, INC.
                                 ____________
             (Exact name of registrant as specified in its charter)



        California                   333-91641                   77-0463-48
----------------------------   -------------------------     ------------------
(State or other jurisdiction   (Commission File Number)         (IRS Employer
    of  incorporation)                                       Identification No.)



                              3151 Coronado Drive
                         Santa Clara, California 95054

                    (Address of principal executive offices)
                                   (Zip Code)



       Registrant's telephone number, including area code: (408) 486-5900


                                 Not Applicable
                            -----------------------
         (Former name or former address, if changed since last report)

--------------------------------------------------------------------------------

ITEM 2.        ACQUISITION OF INTERSIL TECHNOLOGY SDN.  BHD.

     On June 30, 2000, ChipPAC, Inc. (the "Company") completed its acquisition of Intersil Technology Sdn. Bhd., a Malaysian corporation ("Intersil Technology") and wholly-owned subsidiary of Sapphire Worldwide Investments, Inc., a British Virgin Islands corporation ("Sapphire" or the "Seller") and wholly-owned subsidiary of Intersil Corporation, a Delaware corporation ("Intersil"), pursuant to that Stock Purchase Agreement (the "Purchase Agreement"), dated as of June 30, 2000, by and among ChipPAC Limited, a Virgin Islands corporation ("ChipPAC Limited" or the "Buyer") and wholly-owned subsidiary of the Company, the Company, Sapphire and Intersil. In the acquisition, ChipPAC Limited acquired all of the outstanding equity interests in Intersil Technology and related intellectual property. In consideration therefor, the Seller received $52.5 million in cash and 17,500 shares of the Class C Preferred Stock of the Company. In addition, pursuant to the terms of the Purchase Agreement, during the period from June 1, 2000 to June 30, 2003, Intersil shall be entitled to receive additional contingent incentive payments based upon the achievement of milestones relating to the transfer of business currently subcontracted by Intersil to third parties. In the event that Intersil were to achieve all the milestones, the Buyer would pay to Intersil an additional sum of approximately $17.9 million in the aggregate. The cash portion of the consideration paid in connection with the acquisition was financed by amending the Company's senior credit facilities with Credit Suisse First Boston to provide for a term C loan for $55.0 million.

     Pursuant to the acquisition, the Buyer acquired Intersil Technology's semiconductor packaging and test operations located in Kuala Lumpur, Malaysia. In connection with the acquisition, the Buyer entered into a five-year supply agreement with Intersil under which the Company will supply Intersil and each of its current and future affiliates with their semiconductor packaging and test services requirements. In addition, the Buyer entered into an intellectual property rights agreement pursuant to which Intersil assigned to the Company patents, copyrights and technical information used exclusively in or associated exclusively with the business of Intersil Technology. Furthermore, Intersil granted to the Company a worldwide, non-exclusive, royalty-free license under other Intersil patents, copyrights and technical information which are also used in or related to the operation of Intersil Technology. This license is perpetual and irrevocable. Any intellectual property rights in the bonding diagrams, test programs, maskworks and test boards uniquely related to Intersil products for which the Company expects to provide packaging and test services under the supply agreement is licensed to the Company only for use in providing those services.

     The summary of the provisions in the Purchase Agreement and related agreements set forth above is qualified in its entirety by reference to the Purchase Agreement and related agreements, which have been filed as exhibits to this Current Report on Form 8-K or incorporated herein by reference to the Company's Registration Statement on Form S-1, Registration No. 333-39428.

ITEM 7.        FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
               EXHIBITS.

     (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

                                                                            Page
                                                                            ----

     Annual Financial Statements for Intersil Technology Sdn. Bhd.

          Independent Certified Public Accountants' Report                  F-1

          Balance Sheet as of July 3, 1998 and July 2, 1999                 F-2

          Statement of Income for the Fiscal Years Ended,
               June 27, 1997, July 3, 1998 and July 2, 1999                 F-3

          Statement of Cash Flows for the Fiscal Years Ended
               June 27, 1997, July 3, 1998 and July 2, 1999                 F-4

          Notes to Financial Statements                                     F-5

     Interim Financial Statements (unaudited) for Intersil Technology Sdn. Bhd.

          Condensed Balance Sheets as of July 2, 1999 and March 31, 2000    F-9

          Condensed Statements of Income for the Nine Months Ended
               April 2, 1999 and March 31, 2000                             F-10

          Condensed Statements of Cash Flows for the Nine Months Ended
               April 2, 1999 and March 31, 2000                             F-11

          Notes to Condensed Consolidated Financial Statements              F-12

     (b) PRO FORMA FINANCIAL INFORMATION
                                                                            Page
                                                                            ----

     Unaudited Pro Forma Combined Condensed Financial Data

          Unaudited Pro Forma Combined Condensed Statement of
               Operations for the Year Ended December 31, 1999             F-14

          Unaudited Pro Forma Combined Condensed Statement of
               Operations for the Three Months Ended March 31, 1999        F-15

          Unaudited Pro Forma Combined Condensed Statement of
               Operations for the Three Months Ended March 31, 2000        F-16

          Notes to Unaudited Pro Forma Combined Condensed Statement
               of Operations                                               F-17

          Unaudited Pro Forma Balance Sheet as of March 31, 2000           F-20

          Notes to Unaudited Pro Forma Balance Sheet                       F-21


     (c)  EXHIBITS

          2.1 Stock Purchase Agreement among ChipPAC Limited, the Company, Sapphire Worldwide Investments, Inc. and Intersil Corporation dated as of June 30, 2000.

          10.1 Supply Agreement entered into as of June 30, 2000 by and between ChipPAC Limited and Intersil Corporation. (1)

          10.2 Intellectual Property Rights Agreement entered into as of June 30, 2000 between Intersil Corporation and ChipPAC Limited. (2)

          10.3 Amendment No. 1 to Amended and Restated Registration Agreement entered into as of June 30, 2000 by and among the Company, Sapphire Worldwide Investments, Inc. and certain listed parties thereto. (3)

          10.4 Shareholders Agreement made as of June 30, 2000 by and among the Company, certain listed parties thereto, the SXI Group (as defined therein) and Sapphire Worldwide Investments, Inc. (4)

          10.5 Credit Agreement, dated as of August 5, 1999, as amended and restated as of June 30, 2000, by and among ChipPAC International Company Limited, the Company, the Lenders listed therein and Credit Suisse First Boston, as Administrative Agent, Sole Lead Manager and Collateral Agent. (5)

          23.1 Consent of Ernst & Young LLP.

______________________________

(1) Incorporated by reference to Exhibit 10.33 to the Company's Registration Statement on Form S-1, Registration No. 333-39428 (the "Form S-1").
(2)  Incorporated by reference to Exhibit 10.32 to the Form S-1.
(3)  Incorporated by reference to Exhibit 10.5.1 to the Form S-1.
(4)  Incorporated by reference to Exhibit 10.34 to the Form S-1.
(5)  Incorporated by reference to Exhibit 10.1 to the Form S-1.

                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 ChipPAC, Inc.

Date: July 14, 2000                 By:  /s/ Robert Krakauer
                                         ------------------------------------
                                               Robert Krakauer
                                               Senior Vice President and
                                               Chief Financial Officer

                Independent Certified Public Accountants' Report

Board of Directors
Intersil Holding Corporation

   We have audited the accompanying balance sheets of Intersil Technology Sdn. Bhd. (the "Company"), which is wholly-owned by Intersil Holding Corporation ("Intersil"), as of July 2, 1999 and July 3, 1998 and the related statements of income and cash flows for each of the three fiscal years in the period ended July 2, 1999. These financial statements are the responsibility of Intersil's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The accompanying consolidated financial statements were prepared on the basis of presentation as described in Note A. The results of operations are not necessarily indicative of the results of operations that would be recorded by the Company on a stand-alone basis.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at July 2, 1999 and July 3, 1998 and the results of its operations and its cash flows for each of the three fiscal years in the period ended July 2, 1999, on the basis described in Note A, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

May 16, 2000
Jacksonville, Florida

                         Intersil Technology Sdn. Bhd.

                                 BALANCE SHEET
                                 (In thousands)

                                                              July 3,  July 2,
                                                                1998     1999
                                                              -------- --------
                           ASSETS
                           ------

Current assets:
  Cash....................................................... $    131 $    802
  Short-term investments.....................................      651    2,952
  Inventories................................................    5,886    6,528
  Prepaid expenses and other current assets..................      656      847
  Due from parent............................................  125,139   45,502
  Deferred income taxes......................................      674      --
                                                              -------- --------
    Total current assets.....................................  133,137   56,631
Plant and equipment, net.....................................  116,795  118,619
Deferred income taxes........................................      732      275
                                                              -------- --------
    Total assets............................................. $250,664 $175,525
                                                              ======== ========

            LIABILITIES AND STOCKHOLDER'S EQUITY
            ------------------------------------

Current liabilities:
  Trade accounts payable..................................... $  7,691 $  7,310
  Accrued compensation.......................................    1,803    2,060
  Other accrued items........................................    3,611      765
  Deferred income taxes......................................      --        51
                                                              -------- --------
    Total current liabilities................................   13,105   10,186

Stockholder's Equity:
  Common stock...............................................   81,092   81,092
  Additional paid-in capital.................................    5,923    5,923
  Retained earnings..........................................  150,544   78,324
                                                              -------- --------
                                                               237,559  165,339
                                                              -------- --------
    Total liabilities and stockholder's equity............... $250,664 $175,525
                                                              ======== ========


                       See notes to financial statements.

                         Intersil Technology Sdn. Bhd.

                              STATEMENT OF INCOME
                                 (In thousands)

                                                        Fiscal Year Ended
                                                     --------------------------
                                                      June
                                                       27,    July 3,  July 2,
                                                      1997     1998      1999
                                                     -------  -------  --------
Revenue:
  Intercompany sales................................ $83,674  $80,376  $110,504
Costs and expenses:
  Cost of intercompany sales........................  69,073   70,110    94,426
  Interest income...................................    (160)    (139)     (134)
  Other.............................................      95       57        69
                                                     -------  -------  --------
Income before income taxes..........................  14,666   10,348    16,143
Pro forma income tax expense/(benefit)..............   3,060   (5,911)    1,182
                                                     -------  -------  --------
Net income.......................................... $11,606  $16,259  $ 14,961
                                                     =======  =======  ========




                       See notes to financial statements.

                         Intersil Technology Sdn. Bhd.

                            STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                 June 27,  July 3,   July 2,
                                                   1997      1998      1999
                                                 --------  --------  --------
Operating Activities:
Net income...................................... $ 11,606  $ 16,259  $ 14,961
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization.................   12,308    14,823    18,289
  Deferred income taxes.........................    2,300    (5,950)    1,182
  Changes in assets and liabilities
    Inventories.................................    6,757       353      (642)
    Prepaid expenses and other current assets...       18       102      (191)
    Due from parent.............................   16,077    16,758    79,636
    Due from affiliates.........................    3,672       --        --
    Trade payables and accrued liabilities......    3,391     1,392    (2,969)
                                                 --------  --------  --------
      Net cash provided by operating
       activities...............................   56,129    43,737   110,266

Investing Activities:
Purchases of short-term investments, net........      (27)     (624)   (2,301)
Purchases of plant and equipment................  (37,016)  (38,798)  (20,113)
                                                 --------  --------  --------
      Net cash used in investing activities.....  (37,043)  (39,422)  (22,414)

Financing Activities:
Dividends paid to parent........................  (17,036)      --    (91,877)
Net cash transfers and billings from (to)
 parent.........................................   (1,583)   (6,146)    4,696
                                                 --------  --------  --------
      Net cash used in financing activities.....  (18,619)   (6,146)  (87,181)
Net increase (decrease) in cash.................      467    (1,831)      671
Cash at beginning of period.....................    1,495     1,962       131
                                                 --------  --------  --------
Cash at end of period........................... $  1,962  $    131  $    802
                                                 ========  ========  ========


                       See notes to financial statements.

                         Intersil Technology Sdn. Bhd.

                         NOTES TO FINANCIAL STATEMENTS

                                  July 2, 1999

NOTE A--ORGANIZATION AND BASIS OF PRESENTATION

   Intersil Technology Sdn. Bhd. (the "Company"), a Malaysian corporation located in Kuala Lumpur, Malaysia, is a wholly-owned subsidiary of Intersil Corporation ("Intersil"), which is a wholly-owned subsidiary of Intersil Holding Corporation ("Intersil Holding"). The Company's principal activities include the assembly and testing of integrated circuits for Intersil. All revenue transactions are intercompany.

   Intersil Holding was formed on August 13, 1999 through a series of transactions, in which Intersil Holding acquired the Semiconductor Business of Harris Corporation ("Harris"), which included Harris Advanced Technology Sdn. Bhd., the predecessor of the Company.

   On May 5, 2000, Intersil Holding announced that it entered into a Letter of Intent to sell 100% of the issued and outstanding capital stock of the Company to ChipPAC, Inc. ("ChipPAC") and will enter into an outsourcing agreement with ChipPAC for its assembly and testing requirements. The Letter of Intent does not include finished goods inventory and all die and wafer inventory which will be retained by Intersil. Accordingly, the accompanying financial statements include the assets, liabilities and results of operations for the assembly and testing operations of the Company that are to be sold as part of the Letter of Intent.

   Interest expense of Intersil has not been allocated to the Company.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year

   The 1997 fiscal year includes the 52 weeks ended June 27, 1997; fiscal year 1998 includes the 53 weeks ended July 3, 1998; and fiscal year 1999 includes the 52 weeks ended July 2, 1999.

Short-Term Investments

   Short-term investments consist of certificates of deposit which are due in one year or less. Certificates of deposit are readily convertible to cash and are stated at cost.

Inventories

   Inventories are carried at the lower of standard cost, which approximates actual cost, determined by the First-In-First-Out (FIFO) method, or market. Inventories represent raw materials and supplies (exclusive of die stock received from Intersil), labor and overhead held for or incurred in the course of performing contract manufacturing activities on behalf of Intersil.

Plant and Equipment

   Plant and equipment are carried on the basis of cost. The estimated useful lives of buildings range between 8 and 45 years. The estimated useful lives of machinery and equipment range between 5 and 8 years. Leasehold improvements are amortized over the life of the lease. Depreciation of buildings and machinery and equipment is computed by straight-line and accelerated methods.

Revenue Recognition

   All revenue transactions are with Intersil. The Company records revenue upon shipment to Intersil based upon cost plus a fixed mark-up, pursuant to an agreement with Intersil. Revenues and cost of intercompany sales exclude costs of die stock received from Intersil to be subject to the Company's processing activities.

                         Intersil Technology Sdn. Bhd.

Income Taxes

   Income taxes have been provided on a pro forma basis related to the operations of the Company presented as described in footnote A "Organization and Basis of Presentation". The Company follows the liability method of accounting for income taxes. Deferred income taxes are provided for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

Financial Instruments

   The carrying values of short-term investments and accounts payable approximate their fair values.

Asset Impairment

   The Company accounts for long-lived asset impairment under Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. Fair value is estimated based on discounted future cash flows. Long-lived assets to be disposed of are recorded at the lower of their carrying amount or estimated fair value less cost to sell.

Foreign Currency Translation

   The functional currency of the Company is the U.S. dollar. Remeasurement gains and losses, resulting from the process of remeasuring non-U.S. dollar transactions and assets and liabilities into U.S. dollars, are included in cost of intercompany sales.

Use of Estimates

   These statements have been prepared in conformity with generally accepted accounting principles and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE C--ACCOUNTING PRONOUNCEMENTS

   In June 1998, the Financial Accounting Standards Board issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The statement establishes standards for recording derivative financial instruments and the recognition of gains or losses resulting from changes in the fair values of those instruments. The Company plans to adopt the new standard no later than the first quarter of fiscal 2001. However, the Company has not determined the anticipated impact of FAS No. 133.

NOTE D--INVENTORIES

   Inventories are summarized below:

                                                                 July 3, July 2,
                                                                  1998    1999
                                                                 ------- -------
                                                                 (In thousands)
   Work in process.............................................. $1,382  $3,384
   Raw materials and supplies...................................  4,504   3,144
                                                                 ------  ------
                                                                 $5,886  $6,528
                                                                 ======  ======

                         Intersil Technology Sdn. Bhd.

   At July 2, 1999, the Company was committed to purchase $12.9 million of inventory from suppliers. Management believes the cost of this inventory approximates current market value.

NOTE E--PLANT AND EQUIPMENT

   Plant and equipment are summarized below:

                                                              July 3,  July 2,
                                                                1998     1999
                                                              -------- --------
                                                               (In thousands)
   Leasehold improvements...................................  $    784 $    784
   Buildings................................................    36,544   38,614
   Machinery and equipment..................................   242,552  239,361
                                                              -------- --------
                                                               279,880  278,759
   Less allowances for depreciation.........................   163,085  160,140
                                                              -------- --------
                                                              $116,795 $118,619
                                                              ======== ========

NOTE F--STOCKHOLDER'S EQUITY

   Changes in the stockholder's equity are as follows:

                                       Additional
                               Common   Paid-in   Retained
                                Stock   Capital   Earnings
                               ------- ---------- --------
                                     (In thousands)
   Balance at July 1, 1996...  $81,092   $5,923   $147,444
     Net income..............      --       --      11,606
     Dividends paid to
      parent.................      --       --     (17,036)
     Net cash transfers and
      billings to Intersil...      --       --      (1,583)
                               -------   ------   --------
   Balance at June 27, 1997..   81,092    5,923    140,431
     Net income..............      --       --      16,259
     Dividends paid to
      parent.................      --       --         --
     Net cash transfers and
      billings to Intersil...      --       --      (6,146)
                               -------   ------   --------
   Balance at July 3, 1998...   81,092    5,923    150,544
     Net income..............      --       --      14,961
     Dividends paid to
      parent.................      --       --     (91,877)
     Net cash transfers and
      billings to Intersil...      --       --       4,696
                               -------   ------   --------
   Balance at July 2, 1999...  $81,092   $5,923   $ 78,324
                               =======   ======   ========

NOTE G--INCOME TAXES (PRO FORMA)

   The Company incurs and pays tax exclusively in Malaysia. Pro forma income tax expense/(benefit) is summarized below:

                                                       June 27, July 3,  July 2,
                                                         1997    1998     1999
                                                       -------- -------  -------
                                                            (In thousands)
   Current............................................  $  760  $    39  $  --
   Deferred...........................................   2,300   (5,950)  1,182
                                                        ------  -------  ------
                                                        $3,060  $(5,911) $1,182
                                                        ======  =======  ======

                         Intersil Technology Sdn. Bhd.

   In the year 2000, the Malaysian taxing authority will convert its income tax system to a self-assessment system. The new self-assessment system will require Malaysian corporate taxpayers to begin making estimated tax payments in the year 2000 based on year 2000 estimated taxable income. Currently, Malaysian corporate taxpayers submit tax payments following the year of assessment. In 1999, the Company made Malaysian taxing payments based on 1998's taxable income. As a result of the change in the Malaysian taxing system, the Company will not be required to make tax payments on its 1999 Malaysian taxable income and, therefore, has not provided a current tax provision for Malaysian taxes in 1999, which would have amounted to approximately $.9 million.

   The components of deferred income tax assets (liabilities) are as follows:

                                          July 3, 1998        July 2, 1999
                                       ------------------- -------------------
                                       Current Non-Current Current Non-Current
                                       ------- ----------- ------- -----------
                                                   (In thousands)

   Depreciation.......................  $--      $(6,373)   $--      $(8,881)
   Reinvestment allowance
    carryforward......................   --        7,105     --        9,156
   All other--net.....................   674         --      (51)        --
                                        ----     -------    ----     -------
                                        $674     $   732    $(51)    $   275
                                        ====     =======    ====     =======

   Income taxes paid were $8.3 million in 1997, $.1 million in 1998, and $0 in 1999.

NOTE H--LEASE COMMITTMENTS

   The Company leases land for its assembly and test facilities under leases that expire from 2072 to 2081. Total rental expense for the leased land amounted to $.05 million in 1997, $.03 million in 1998 and $.03 million in 1999. Future minimum rental commitments under the land leases amounted to approximately $2.95 million at July 2, 1999. The commitments for the years following 1999 are: 2000--$.03 million, 2001--$.03 million, 2002--$.03 million,
2003--$.03 million, 2004--$.03 million and $2.80 million thereafter.

                         Intersil Technology Sdn. Bhd.

                            CONDENSED BALANCE SHEETS
                                 (In thousands)


                                                         Predecessor  Successor
                                                           July 2,    March 31,
                                                            1999        2000
                                                         ----------- -----------
                                                                     (Unaudited)
                         ASSETS
                         ------

Current assets:
  Cash, cash equivalents and restricted cash............  $    802    $  2,082
  Short-term investments................................     2,952         --
  Inventories...........................................     6,528       5,612
  Prepaids and other current assets.....................       847         373
  Due from parent.......................................    45,502         --
                                                          --------    --------
    Total current assets................................    56,631       8,067
Property and equipment, net.............................   118,619      83,983
Deferred income taxes...................................       275         --
                                                          --------    --------
    Total assets........................................  $175,525    $ 92,050
                                                          ========    ========

          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------

Current liabilities:
  Trade accounts payable................................  $  7,310    $  7,369
  Accrued compensation..................................     2,060       1,932
  Other accrued items...................................       765         994
  Due to parent.........................................       --       14,934
  Deferred income taxes.................................        51         --
                                                          --------    --------
    Total current liabilities...........................    10,186      25,229
Deferred income taxes...................................       --        4,622
                                                          --------    --------
  Total liabilities.....................................    10,186      29,851

Stockholders' equity:
  Common stock..........................................    81,092      81,092
  Additional paid in capital............................     5,923       5,923
  Retained earnings.....................................    78,324     (24,816)
                                                          --------    --------
  Total stockholders' equity ...........................   165,339      62,199
                                                          --------    --------
    Total liabilities and stockholders' equity .........  $175,525    $ 92,050
                                                          ========    ========

      See accompanying notes to Intersil's condensed financial statements.

                         Intersil Technology Sdn. Bhd.

                         CONDENSED STATEMENTS OF INCOME
                                 (In thousands)
                                  (Unaudited)

                                                             Nine Months Ended
                                                           ---------------------
                                                                       Successor
                                                           Predecessor Combined
                                                             April 2,  March 31,
                                                              1999       2000
                                                           ----------- ---------
Revenues
  Intercompany sales......................................   $77,837    $68,473
Costs and expenses
  Cost of intercompany sales..............................    66,712     58,566
Interest income...........................................      (106)       (49)
Other.....................................................        55         40
                                                             -------    -------
Income before income taxes................................    11,176      9,916
Pro forma income tax expense/(benefit)....................    (1,180)     6,528
                                                             -------    -------
Net income ...............................................   $12,356    $ 3,388
                                                             =======    =======



      See accompanying notes to Intersil's condensed financial statements.

                         Intersil Technology Sdn. Bhd.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                  (Unaudited)

                                                           Nine Months Ended
                                                         ---------------------
                                                                     Successor
                                                         Predecessor Combined
                                                          April 2,   March 31,
                                                            1999       2000
                                                         ----------- ---------
Operating Activities:
Net income .............................................   $12,356    $ 3,388
Adjustments to reconcile net income to cash provided by
 operating activities:
  Depreciation and amortization.........................    13,646     11,771
  Deferred income taxes.................................    (1,180)     4,846
  Changes in assets and liabilities:
    Inventories.........................................    (3,047)       916
    Prepaid expenses and other assets...................      (496)       475
    Due from parent.....................................     8,787     60,437
    Trade payables and accrued liabilities .............    (4,882)       159
                                                           -------    -------
      Net cash provided by operating activities.........    25,184     81,992

Investing Activities:
Sale of short-term investments, net.....................       651      2,952
Purchases of plant and equipment........................   (14,836)    (3,896)
                                                           -------    -------
      Net cash used for investing activities............   (14,185)      (944)

Financing Activities:
Dividends paid to parent................................        --    (85,411)
Net cash transfer and billings from (to) parent.........    (8,446)     5,643
                                                           -------    -------
      Net cash used for financing activities............    (8,446)   (79,768)
Net increase in cash and cash equivalents...............     2,553      1,280
Cash and cash equivalents at beginning of period........       131        802
                                                           -------    -------
Cash and cash equivalents at end of period..............   $ 2,684    $ 2,082
                                                           =======    =======


      See accompanying notes to Intersil's condensed financial statements.

                         Intersil Technology Sdn. Bhd.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                      For the Quarter Ended March 31, 2000
                                  (Unaudited)

Note A--Organization and Basis of Presentation

   Intersil Technology Sdn. Bhd. (the "Company or "Successor"), a Malaysian corporation located in Kuala Lumpur, Malaysia, is a wholly-owned subsidiary of Intersil Corporation ("Intersil"), which is a wholly-owned subsidiary of Intersil Holding Corporation ("Intersil Holding"). The Company's principal activities include the assembly and testing of integrated circuits for Intersil. All revenue transactions are intercompany.

   Intersil Holding was formed on August 13, 1999 through a series of transactions, in which Intersil Holding acquired the Semiconductor Business of Harris Corporation ("Harris"), which included Harris Advanced Technology Sdn. Bhd. (Predecessor), the predecessor of the Company. The unaudited condensed consolidated balance sheet as of July 2, 1999 and the unaudited condensed consolidated statements of operations and cash flows for the nine months ended March 31, 1999, include the accounts of the Predecessor company. The unaudited combined condensed consolidated statements of operations and cash flows for the nine months ended March 31, 1999, include the accounts of the Predecessor company from July 3, 1999 to August 13, 1999.

   On May 5, 2000, Intersil Holding announced that it entered into a Letter of Intent to sell 100% of the issued and outstanding capital stock of the Company to ChipPAC Inc. ("ChipPAC") and will enter into an outsourcing agreement with ChipPAC for its assembly and testing requirements. The Letter of Intent does not include finished goods inventory and all die and wafer inventory, which will be retained by Intersil. Accordingly, the accompanying unaudited condensed financial statements include the assets, liabilities and results of operations for the assembly and testing operations of the Company that are to be sold as part of the Letter of Intent.

   Interest expense of Intersil has not been allocated to the Company.

   In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, all of which are of a normal recurring nature, necessary for a fair presentation of the results for these interim periods and are not necessarily indicative of full year results. This financial information should be read in conjunction with the audited financial statements and notes thereto for the year ended July 2, 1999.

Note B--Inventories

                                                                       Successor
                                                           Predecessor Combined
                                                             July 2,   March 31,
                                                              1999       2000
                                                           ----------- ---------
                                                              (In thousands)
   Raw materials..........................................   $3,144     $2,055
   Work-in-process........................................    3,384      3,557
                                                             ------     ------
     Total................................................   $6,528     $5,612
                                                             ======     ======

                         Intersil Technology Sdn. Bhd.

Note C--Recent Accounting Pronouncements

   In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101") "Views on Selected Revenue Recognition Issues" which provides the staff's views in applying generally accepted accounting principles to selected revenue recognition issues. Adoption of SAB 101 is required by the second quarter of fiscal 2000. Management is currently evaluating SAB 101 and its effects on company revenue recognition policies and practices. At this time, management believes that there is no significant effect on the revenue recognition policies currently in place.

   In June 1998, the Financial Accounting Standards Board issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The statement establishes standards for recording derivative financial instruments and the recognition of gains or losses resulting from changes in the fair values of those instruments. The Company plans to adopt the new standard no later than the first quarter of fiscal 2001. However, the Company has not determined the anticipated impact of FAS No. 133.

         Unaudited Pro Forma Combined Condensed Statement of Operations
                          Year Ended December 31, 1999

                                                                                  ChipPAC, Inc.
                                        Recapitalization Malaysian  Acquisition     Pro Forma                  ChipPAC, Inc.
                          ChipPAC, Inc.    Pro Forma      Business   Pro Forma       Before      Offering        Pro Forma
                           Historical     Adjustments    Historical Adjustments     Offering    Adjustments     As Adjusted
                          ------------- ---------------- ---------- -----------   ------------- -----------    -------------
                                                      (in thousands, except per share data)
Pro Forma Combined
 Condensed Statements of
 Operations:
Revenues................    $375,530        $   --        $101,864    $   --        $477,394     $    --         $477,394
Costs of revenues.......     317,488            --          85,952      1,687 (3)    405,127          --          405,127
                            --------        -------       --------    -------       --------     --------        --------
Gross profit............      58,042            --          15,912     (1,687)        72,267          --           72,267
Operating expenses:
 Selling, general and
  administrative........      21,219            --             --         --          21,219          --           21,219
 Research and
  development...........      12,362            --             --         --          12,362          --           12,362
 Change of control
  expense...............      11,842        (11,842)(1)        --         --             --           --              --
                            --------        -------       --------    -------       --------     --------        --------
Operating income........      12,619         11,842         15,912     (1,687)        38,686          --           38,686
Interest expense........      21,241         12,976 (2)        --       5,844 (4)     40,061      (20,809)(6)      19,252
Interest income.........      (2,751)           --             (86)       --          (2,837)         --           (2,837)
Foreign currency gain...      (1,224)           --             --         --          (1,224)         --           (1,224)
Other income............        (650)           --             102        --            (548)         --             (548)
                            --------        -------       --------    -------       --------     --------        --------
Income (loss) before
 provision for income
 taxes..................      (3,997)        (1,134)        15,896     (7,531)         3,234       20,809          24,043
Provision (benefit) for
 income taxes...........       1,938           (227)         7,745     (8,809)(5)        647        4,162 (5)       4,809
                            --------        -------       --------    -------       --------     --------        --------
 Net income (loss) from
  continuing
  operations............    $ (5,935)       $  (907)      $  8,151    $ 1,278       $  2,587     $ 16,647        $ 19,234
                            ========        =======       ========    =======       ========     ========        ========
 Net income (loss)
  available to common
  stockholders(7).......    $(11,528)       $(6,103)      $  8,151    $   403       $ (7,704)    $ 26,678        $ 18,974
                            ========        =======       ========    =======       ========     ========        ========
Earnings per common
 share:
Basic...................                                                                                         $   0.33
Diluted.................                                                                                             0.33

Weighted average common
 shares outstanding:
Basic ..................                                                                                           57,590
Diluted(8) .............                                                                                           58,132

Other Data:
Dividends accreted on
 Class B preferred
 stock(9)...............       3,554          5,196            --         --           8,750       (8,750)            --
Dividends accreted on
 Class A convertible
 preferred stock(10)....         406            --             --         --             406         (406)            --
Dividends accreted on
 Class C preferred
 stock(11)..............         --             --             --         875            875         (875)            --
Accretion of recorded
 value of the Intel
 warrant................         260            --             --         --             260          --              260

-------------------
See Notes to Unaudited Pro Forma Combined Condensed Statement of Operations.

         Unaudited Pro Forma Combined Condensed Statement of Operations
                       Three Months Ended March 31, 1999

                                                                                  ChipPAC, Inc.
                                        Recapitalization Malaysian  Acquisition     Pro Forma                 ChipPAC, Inc.
                          ChipPAC, Inc.    Pro Forma      Business   Pro Forma       Before      Offering       Pro Forma
                           Historical     Adjustments    Historical Adjustments     Offering    Adjustments    As Adjusted
                          ------------- ---------------- ---------- -----------   ------------- -----------   -------------
                                                      (in thousands, except per share data)
Pro Forma Combined
 Condensed Statements of
 Operations:
Revenues................     $85,548        $   --        $23,647     $   --        $109,195      $  --         $109,195
Costs of revenues.......      72,131            --         19,908         422 (3)     92,461         --           92,461
                             -------        -------       -------     -------       --------      ------        --------
Gross profit............      13,417            --          3,739        (422)        16,734         --           16,734
Operating expenses:
 Selling, general and
  administrative........       4,511            --            --          --           4,511                       4,511
 Research and
  development...........       3,003            --            --          --           3,003         --            3,003
                             -------        -------       -------     -------       --------      ------        --------
Operating income........       5,903            --          3,739        (422)         9,220                       9,220
Interest expense........       3,007          5,547 (2)       --        1,461 (4)     10,015      (5,202)(6)       4,813
Interest income.........        (950)           --            (20)        --            (970)        --             (970)
Foreign currency gain...        (946)           --            --          --            (946)        --             (946)
Other income............        (127)           --             15         --            (112)        --             (112)
                             -------        -------       -------     -------       --------      ------        --------
Income (loss) before
 provision for income
 taxes..................       4,919         (5,547)        3,744      (1,883)         1,233       5,202           6,435
Provision (benefit) for
 income taxes...........       3,115         (1,109)(5)       --       (1,759)(5)        247       1,040 (5)       1,287
                             -------        -------       -------     -------       --------      ------        --------
 Net income (loss)......     $ 1,804        $(4,438)      $ 3,744     $  (124)      $    986      $4,162        $  5,148
                             =======        =======       =======     =======       ========      ======        ========
 Net income (loss)
  available to common
  stockholders(7).......     $ 1,804        $(6,626)      $ 3,744     $  (343)      $ (1,421)     $6,569        $  5,148
                             =======        =======       =======     =======       ========      ======        ========
Earnings per common
 shares:
Basic...................                                                                                        $   0.09
Diluted.................                                                                                        $   0.09
Weighted average common
 shares outstanding:
Basic...................                                                                                          56,491
Diluted(8)..............                                                                                          56,491
Other Data:
Dividends accreted on
 Class B preferred
 stock(9)...............         --           2,188           --          --           2,188      (2,188)            --
Dividends accreted on
 Class A convertible
 preferred stock(10)....         --             --            --          --             --          --              --
Dividends accreted on
 Class C preferred
 stock(11)..............         --             --            --          219            219        (219)            --

-------------------
See Notes to Unaudited Pro Forma Combined Condensed Statement of Operations.

         Unaudited Pro Forma Combined Condensed Statement of Operations
                       Three Months Ended March 31, 2000

                                                                 ChipPAC, Inc.
                                        Malaysian  Acquisition     Pro Forma                 ChipPAC Pro
                          ChipPAC, Inc.  Business   Pro Forma       Before      Offering        Forma
                           Historical   Historical Adjustments     Offering    Adjustments   As Adjusted
                          ------------- ---------- -----------   ------------- -----------   -----------
                                      (in thousands, except per share data)
Pro Forma Combined
 Condensed Statements of
 Operations:
Revenues................     $97,469     $22,923     $   --        $120,392      $  --        $120,392
Costs of revenues.......      77,044      20,185         422 (3)     97,651         --          97,651
                             -------     -------     -------       --------      ------       --------
Gross profit............      20,425       2,738        (422)        22,741         --          22,741
Operating expenses:
 Selling, general and
  administrative........       7,099         --          --           7,099         --           7,099
 Research and
  development...........       2,631         --          --           2,631         --           2,631
                             -------     -------     -------       --------      ------       --------
Operating income........      10,695       2,738        (422)        13,011         --          13,011
Interest expense........       8,764         --        1,461 (4)     10,225      (5,523)(6)      4,702
Interest income.........        (238)        (10)        --            (248)        --            (248)
Foreign currency gain...        (399)        --          --            (399)        --            (399)
Other income............        (134)         18         --            (116)        --            (116)
                             -------     -------     -------       --------      ------       --------
Income (loss) before
 provision for income
 taxes..................       2,702       2,730      (1,883)         3,549       5,523          9,072
Provision (benefit) for
 income taxes...........         542       3,165      (2,997)(5)        710       1,105 (5)      1,815
                             -------     -------     -------       --------      ------       --------
 Net income (loss)......     $ 2,160     $  (435)    $  1114       $  2,839      $4,418       $  7,257
                             =======     =======     =======       ========      ======       ========
 Net income (loss)
  available to common
  stockholders(7).......     $  (555)    $  (435)    $   896       $    (84)     $7,185       $  7,101
                             =======     =======     =======       ========      ======       ========
Earnings per common
 share:
Basic...................                                                                      $   0.12
Diluted.................                                                                          0.11

Weighted average common
 shares outstanding:
Basic...................                                                                        61,090
Diluted(8)..............                                                                        62,313

Other Data:
Dividends accreted on
 Class B preferred
 stock(9)...............       2,299         --          --           2,299      (2,299)           --
Dividends accreted on
 Class A convertible
 preferred stock(10)....         250         --          --             250        (250)           --
Dividends accreted on
 Class C preferred
 stock(11)..............         --          --          218            218        (218)           --
Accretion of recorded
 value of the Intel
 Warrant................         156         --          --             156         --             156

-------------------
See Notes to Unaudited Pro Forma Combined Condensed Statement of Operations.

    Notes to Unaudited Pro Forma Combined Condensed Statement of Operations

  Year Ended December 31, 1999 and Three Months Ended March 31, 1999 and 2000

   (1) As a result of our recapitalization, we were contractually required to make a one-time change of control payment to our unionized Korean employees of approximately $11.8 million, which resulted in a corresponding reduction to the recapitalization consideration paid to Hyundai. The payment was recorded as an operating expense during the three months ended September 30, 1999. This amount has been excluded from the pro forma operating results for the year ended December 31, 1999, as it represents a one-time charge directly related to our recapitalization.

   (2) The increase to pro forma interest expense as a result of our recapitalization is summarized as follows:

                                                                  Three Months
                                                      Year Ended     Ended
                                                     December 31,  March 31,
                                                         1999         1999
                                                     ------------ ------------
                                                           (in millions)
   Interest on term loans--8.86%....................    $ 13.3       $ 3.3
   Interest on senior subordinated notes due 2009--
    12.75%..........................................      19.1         4.8
   Amortization of debt issuance costs ($14.4
    million over 8 years) ..........................       1.8         0.5
                                                        ------       -----
   Interest expense from recapitalization debt
    requirements....................................      34.2         8.6
   Less: historical interest expense................     (21.2)       (3.0)
                                                        ------       -----
     Net increase...................................    $ 13.0       $ 5.5
                                                        ======       =====

   An increase or decrease in the assumed weighted average interest rate on the senior credit facilities of 0.125% would change pro forma interest expense by $187,500 for the year ended December 31, 1999.

   (3) As part of cost of revenues, we expect to include amortization expense based on the fair value of acquired intangibles over a period of seven years. The pro forma expense for the year ended December 31, 1999 is $1.7 million and the pro forma expense for the three months ended March 31, 1999 and 2000 is $0.4 million. Acquired intangibles comprise the estimated fair value of intellectual property, primarily trade secrets and patents.

   (4) The increase to pro forma interest as a result of the acquisition of the Malaysian business is summarized as follows:

                                                 Three Months   Three Months
                                 Year Ended         Ended          Ended
                              December 31, 1999 March 31, 1999 March 31, 2000
                              ----------------- -------------- --------------
                                                (in millions)
   Interest on term C loan--
    10.62625%................       $5.8             $1.5           $1.5
                                    ====             ====           ====

   (5) As a result of the recapitalization, we believe our effective tax rate will be 20% on an ongoing basis. We believe that the acquisition of the Malaysian business did not change our effective 20% tax rate. Accordingly, the pro forma adjustments reflect the income tax required to result in a pro forma income tax provision based on a 20% effective tax rate.

                Notes to Unaudited Pro Forma Combined Condensed
                      Statement of Operations--(Continued)


   (6) A portion of the proceeds of the offering will be used to repay a portion of our senior subordinated notes and amounts outstanding under our senior credit facilities, resulting in lower debt after the offering and lower interest expense. The estimated pro forma reductions to interest expense for the pro forma year ended December 31, 1999 and the three months ended March 31, 1999 and 2000 are set forth below:

                                                   Three Months   Three Months
                                   Year Ended         Ended          Ended
                                December 31, 1999 March 31, 1999 March 31, 2000
                                ----------------- -------------- --------------
                                                  (in millions)
   Senior subordinated notes--
    12  3/4%..................        $ 6.6            $1.6           $1.6
   Senior credit facilities:
     term A loan--9.3825% in
      2000, 8.86% in 1999.....          6.2             1.5            1.6
     term B loan--10.1325% in
      2000, 8.86% in 1999.....          2.4             0.6            0.7
     term C loan--10.1325%....          5.6             1.4            1.4
     revolving loans--11.25%..          --              --             0.1
                                      -----            ----           ----
                                      $20.8            $5.2           $5.5
                                      =====            ====           ====

   (7) Net income (loss) available to common stockholders represents net income
(loss) from continuing operations less dividends accreted on preferred stock, the accretion of the recorded value on the Intel warrant and, for the pro forma year ended December 31, 1999, the extraordinary loss on retirement of a portion of the debt in connection with recapitalization. The following table sets forth the computation of net income (loss) per share of common stock:

                                                            Pro Forma As Adjusted
                                                       --------------------------------
                                                                    Three Months Ended
                           Year Ended December 31,      Year Ended       March 31,
                         ----------------------------  December 31, -------------------
                           1997       1998     1999        1999       1999      2000
                         ---------  -------- --------  ------------ --------- ---------
                                    (in thousands, except per share data)
Net income (loss)....... $ (46,118) $ 32,303 $ (5,935)   $ 19,234   $   5,148 $   7,257
 Extraordinary item(a)..        --        --   (1,373)         --          --        --
 Mandatorily redeemable
  preferred stock
  dividends.............        --        --   (3,960)         --          --        --
 Accretion of the
  recorded value of the
  Intel warrant.........        --        --     (260)      (260)         --       (156)
                         ---------  -------- --------    --------   --------- ---------
Net income (loss)
 available to common
 stockholders........... $(46,118)  $ 32,303 $(11,528)   $ 18,974   $   5,148 $   7,101
                         =========  ======== ========    ========   ========= =========
Weighted average shares
 outstanding used for
 basic and diluted
 income (loss) per
 share:
Class A common stock....                                  57,590     56,491    61,090
Class L common stock....                                       --          --        --
                                                         --------   --------- ---------
Common Stock............                                   57,590      56,491    61,090
                                                         --------   --------- ---------
Basic earnings per
 share..................                                 $   0.33   $    0.09 $    0.12
                                                         ========   ========= =========
Fully diluted shares
 outstanding............                                   58,132      56,491    62,313
Diluted earnings per
 share..................                                 $   0.33   $    0.09 $    0.11
                                                         ========   ========= =========

---------------------
(a) On early retirement of some of the debt upon recapitalization, we incurred termination penalties and recorded an extraordinary loss of $1.4 million, net of related tax benefit.

                Notes to Unaudited Pro Forma Combined Condensed
                      Statement of Operations--(Continued)

   (8) The estimated fully-diluted number of shares expected to be outstanding after this offering and the concurrent private placement, including the shares of Class A common stock issuable upon the exercise of options outstanding or expected to be issued prior to the closing of this offering and the shares of Class B common stock issuable upon the exercise of a warrant held by Intel, is 68,604,714 shares.

   (9) Dividends on our Class B preferred stock accrete on a daily basis at a rate of 12.5% per annum. Until February 5, 2005, dividends will not be paid in cash, but will be capitalized as accumulated and unpaid dividends as part of mandatorily redeemable preferred stock.

   (10) Dividends on our Class A convertible preferred stock accrete on a daily basis at a rate of 10% per annum. Accumulated and unpaid dividends as of the balance sheet date are capitalized as part of mandatorily redeemable preferred stock.

   (11) Dividends on our Class C preferred stock accrete on a daily basis at a rate of 5% per annum. Accumulated and unpaid dividends as of the balance sheet date are capitalized as part of mandatorily redeemable preferred stock. The Class C preferred stock has been valued at $15.8 million and has a liquidation value of $17.5 million, with the difference being accreted over a three-year period to the redemption date.

                              UNAUDITED PRO FORMA

                       BALANCE SHEET AS OF MARCH 31, 2000
                                 (In thousands)

                                                                                              Pro Forma
                                        Malaysian  Acquisition    Pro Forma                  as Adjusted
                          ChipPAC, Inc.  Business   Pro Forma      Before     Offering         for the
                           Historical   Historical Adjustments    Offering   Adjustments      Offering
                          ------------- ---------- -----------    ---------  -----------     -----------
         ASSETS
         ------
Current assets:
 Cash and cash
  equivalents...........    $  19,538    $  2,082   $    --       $  21,620   $  25,000 (8)   $  46,620
 Accounts receivable,
  less allowance for
  doubtful accounts.....       35,535         --         --          35,535         --           35,535
 Inventories............       14,941       5,612        --          20,553         --           20,553
 Deferred taxes.........          716         --         --             716         --              716
 Prepaid expenses and
  other current assets
  ......................        7,799         373      1,800 (1)      9,972         --            9,972
                            ---------    --------   --------      ---------   ---------       ---------
   Total current
    assets..............       78,529       8,067      1,800         88,396      25,000         113,396
Property, plant and
 equipment, net.........      229,430      83,983    (10,623)(2)    302,790         --          302,790
Intangibles ............          --          --      11,806 (3)     11,806         --           11,806
Other assets............       20,995         --         --          20,995         --           20,995
                            ---------    --------   --------      ---------   ---------       ---------
   Total assets.........    $ 328,954    $ 92,050   $  2,983      $ 423,987   $  25,000       $ 448,987
                            =========    ========   ========      =========   =========       =========
LIABILITIES, MANDATORILY
  REDEEMABLE PREFERRED
    STOCK AND EQUITY
------------------------
Current liabilities:
 Revolving loans........    $   7,500    $    --    $    --       $   7,500   $  (7,500)(9)   $     --
 Accounts payable.......       35,723       7,369        --          43,092         --           43,092
 Accrued expenses and
  other liabilities ....       18,725       2,926      7,500 (4)     29,151         --           29,151
 Current portion of
  long-term debt........        7,300         --         --           7,300         --            7,300
 Payable to parent .....          --       14,934   (14,934) (5)        --          --              --
                            ---------    --------   --------      ---------   ---------       ---------
   Total current
    liabilities.........       69,248      25,229     (7,434)        87,043      (7,500)         79,543
                            ---------    --------   --------      ---------   ---------       ---------
Long-term debt, less
 current portion........      292,700         --      55,000        347,700    (205,400)(9)     142,300
Deferred taxes..........          --        4,622      1,830          6,452         --            6,452
Other long-term
 liabilities............        4,514         --         --           4,514         --            4,514
                            ---------    --------   --------      ---------   ---------       ---------
   Total liabilities....      366,462      29,851     49,396        445,709    (212,900)        232,809
                            ---------    --------   --------      ---------   ---------       ---------
Commitments and
 contingencies
Mandatorily redeemable
 preferred stock:
 10.0% cumulative
  convertible preferred
  stock, class A held
  by Intel--par value
  $0.01 per share:
  10,000 shares
  authorized, issued
  and outstanding at
  March 31, 2000,
  actual and pro forma;
  no shares issued and
  outstanding, pro
  forma as adjusted.....        9,832         --         --           9,832      (9,832)(9)         --
 12.5% cumulative
  preferred stock,
  class B held by
  Hyundai--par value
  $0.01 per share:
  105,000 shares
  authorized and 70,000
  shares issued and
  outstanding at March
   31, 2000, actual and
  pro forma; no shares
  issued and
  outstanding, pro
  forma as adjusted.....       75,853         --         --          75,853     (75,853)(9)         --
 5% cumulative
  convertible preferred
  stock, class C held
  by Intersil--par
  value $0.01 per
  share; 17,500 shares
  authorized, no shares
  issued and
  outstanding at March
  31, 2000, actual;
  17,500 shares issued
  and outstanding, pro
  forma; no shares
  issued and
  outstanding, pro
  forma as adjusted ....          --          --      15,786 (6)     15,786     (15,786)(9)         --
Stockholders' equity
 (deficit):
 Common stock, class
  A--par value $0.01
  per share;
  180,000,000 shares
  authorized,
  96,254,000 shares
  issued and
  outstanding at March
  31, 2000, actual and
  pro forma
  (250,000,000 shares
  authorized and
  68,604,714 issued,
  pro forma as
  adjusted).............          974      81,092   (81,092) (7)        974        (288)(9)         686
 Common stock, class
  B--par value $0.01
  per share;
  180,000,000 shares
  authorized, no shares
  issued or outstanding
  at March 31, 2000,
  actual and pro forma
  (250,000,000 shares
  authorized and no
  shares issued pro
  forma as adjusted)....          --          --         --             --          --              --
 Common stock, class
  L--par value $0.01
  per share; 20,000,000
  shares authorized,
  10,456,000 shares
  issued and
  outstanding at
  March 31, 2000,
  actual and pro forma
  (no shares authorized
  or issued, pro forma
  as adjusted)..........          104         --         --             104        (104)(9)         --
 Warrants, class B
  Common Stock (the
  Intel Warrant)........        1,250         --         --           1,250         --            1,250
 Additional paid-in-
  capital...............       86,336       5,923     (5,923)(7)     86,336     348,392 (9)     434,728
 Divisional equity, net
  of capital
  redemption............     (167,714)        --                   (167,714)        --         (167,714)
 Receivable from
  shareholders..........       (1,478)        --         --          (1,478)        --           (1,478)
 Accumulated deficit ...      (51,834)    (24,816)  (24,816) (7)    (51,834)     (8,629)(10)    (60,463)
 Accumulated other
  comprehensive income
  (loss)................        9,169         --         --           9,169         --            9,169
                            ---------    --------   --------      ---------   ---------       ---------
   Total stockholders'
    equity (deficit)....     (123,193)     62,199    (46,413)      (123,193)    339,371         216,178
                            ---------    --------   --------      ---------   ---------       ---------
   Total liabilities,
    mandatorily
    redeemable preferred
    stock and equity....    $ 328,954    $ 92,050   $  2,983      $ 423,987   $  25,000       $ 448,987
                            =========    ========   ========      =========   =========       =========

-------------------
See Notes to Unaudited Pro Forma Balance Sheet.

                   Notes to Unaudited Pro Forma Balance Sheet

   On June 30, 2000, we consummated the acquisition of Intersil's Malaysian business. The acquisition is being accounted for using purchase accounting. Under purchase accounting, the total purchase price of the Malaysian business is being allocated to the acquired assets and liabilities based on their relative fair values as of the closing date of the acquisition. We are undertaking a study which will be finalized to determine the allocation of the total purchase price to the various assets acquired and the liabilities assumed. Accordingly, the final allocations could be different from the amounts reflected below, and these differences may be significant. The purchase price of $70.0 million represents the total of the cash consideration and the stated value of the Class C preferred stock exchanged for the whole of the issued shares of the Malaysian business and certain intellectual property. The amount and components of the estimated purchase price along with the allocation of the estimated purchase price to assets purchased and liabilities assumed as though the Malaysian business acquisition had occurred on March 31, 2000 are as follows:

                                                                   (in millions)
Purchase Price:
 Cash consideration...............................................     $52.5
 Estimated fair value of Class C preferred stock..................      15.8
 Estimated expenses...............................................       3.5
Less: payment due from Intersil...................................      (1.8)
                                                                       -----
                                                                       $70.0
                                                                       =====
Allocation of Purchase Price:
 Estimated fair value of
  Buildings.......................................................     $16.9
  Plant and equipment.............................................      56.5
  Intellectual property...........................................      11.8
  Restructuring accrual...........................................      (7.5)
  Deferred taxes..................................................      (6.9)
  Net other assets and liabilities................................      (0.8)
                                                                       -----
                                                                       $70.0
                                                                       =====

   There is no goodwill arising from the acquisition of the Malaysian business. The estimated fair value of total assets and liabilities exceeded the purchase price, resulting in negative goodwill of $57.7 million. The negative goodwill has been allocated in full to non-current assets as summarized below:

                                                  Estimated Negative
                                                    Fair    Goodwill   Adjusted
   Non-current asset                                Value   Allocated Fair Value
   -----------------                              --------- --------- ----------
                                                          (in millions)
   Buildings.....................................  $ 29.0    $(12.1)    $16.9
   Plant and equipment...........................    93.0     (36.5)     56.5
   Intellectual property.........................    20.9      (9.1)     11.8
                                                   ------    ------     -----
                                                   $142.9    $(57.7)    $85.2
                                                   ======    ======     =====

   The terms of the acquisition of the Malaysian business require, for the period from the closing of the acquisition to June 30, 2003, the payment of additional contingent incentive payments to the seller based on the achievement of milestones with respect to the transfer of the seller's packaging business, currently subcontracted by the seller to a third party, to us. These contingent payments will be recorded as additional purchase price if and when earned and paid on a quarterly basis.

    (1) The terms of the transaction require Intersil to pay $1.8 million to us on October 1, 2000. This payment for expenses expected to be incurred by us after the acquisition is completed has been recorded as a receivable and a reduction in purchase price.

    (2) The acquisition pro forma adjustment to property, plant and equipment has been computed as set out below:

                                                                    As of
                                                               March 31, 2000
                                                               ----------------
                                                                (in millions)
   Malaysian business historical basis........................          $  84.0
   Fair value adjustments..................................... $  38.0
   Allocation of negative goodwill............................   (48.6)   (10.6)
                                                               -------  -------
   Pro forma basis............................................          $  73.4
                                                                        =======

    (3) Intangibles comprise the estimated fair value of intellectual property acquired, primarily consisting of trade secrets and patents. The pro forma adjustment is a result of the purchase price allocation.

    (4) An accrual of $7.5 million has been established for expected costs of restructuring the Malaysian business. These one time non-recurring costs are expected to be incurred in connection with factory reorganization, product discontinuance and employee related costs.

    (5) Reflects the elimination of the liability payable to the parent entity in accordance with the terms of the purchase agreement for the Malaysian business.

    (6) The Class C preferred stock has been independently valued at $15.8 million and has a liquidation value of $17.5 million.

    (7) Reflects the elimination of the Malaysian business' historical equity as a result of purchase accounting.

    (8) Reflects the net proceeds from the concurrent private placement.

    (9) The offering and the concurrent private placement contemplate using the estimated net proceeds of $320.5 million for the repayment of amounts owing under the revolving loans of $7.5 million, the senior subordinated notes of $52.5 million, exclusive of the redemption premium and accrued interest, and term loans of $152.9 million. The remaining $25.0 million of net proceeds has been added to cash balances. The offering also contemplates the conversion of Class A convertible preferred stock and Class C preferred stock into shares of our Class A common stock and the redemption of Class B preferred stock.

     (10) Pro forma adjustments to accumulated deficit arising from the offering are set forth below:

                                                                 (in millions)
   Prepayment fee on redemption of senior subordinated notes....     $6.7
   Accretion to liquidation value:
     Class A convertible preferred stock........................      0.1
     Class B preferred stock....................................      0.1
     Class C preferred stock....................................      1.7
                                                                     ----
                                                                     $8.6
                                                                     ====